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                                                                     Exhibit 5.1

               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                August 16, 2000


InfoSpace, Inc.
601 108th Avenue N.E., Suite 1200
Bellevue, Washington 98004

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by InfoSpace, Inc. (the "Company") with the Securities and Exchange Commission on August 16, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 82,679,191 shares of the Company's Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares will be, as or when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions of the Company's Board of Directors, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, legally and validly issued. It is our further opinion, subject to the assumptions set forth in the preceding sentence, that the Shares will be fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and any amendment thereto.


                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation